EXHIBIT 99.1

J. Alexander's Corporation Announces Switch to the NASDAQ Stock Market

NASHVILLE, Tenn., May 13, 2008 (PRIME NEWSWIRE) -- J. Alexander's Corporation (AMEX:JAX) announced today that it will switch the listing of its common stock from the American Stock Exchange to The NASDAQ Stock Market LLC®. The change will be effective May 28, 2008, and the Company will continue to trade on NASDAQ under the ticker symbol JAX.

"We believe that NASDAQ's electronic multiple market maker structure offers a fast and efficient marketplace for our shareholders," said Lonnie J. Stout II, Chairman, President and Chief Executive Officer.

J. Alexander's Corporation operates 30 J. Alexander's restaurants in Alabama, Colorado, Florida, Georgia, Illinois, Kansas, Kentucky, Louisiana, Michigan, Ohio, Tennessee and Texas. J. Alexander's is an upscale, contemporary American restaurant known for its wood-fired cuisine. The Company's menu features a wide selection of American classics, including steaks, prime rib of beef and fresh seafood, as well as a large assortment of interesting salads, sandwiches and desserts. J. Alexander's also has a full-service bar that features an outstanding selection of wines by the glass and bottle.

J. Alexander's Corporation is headquartered in Nashville, Tennessee.

CONTACT:  J. Alexander's Corporation
          R. Gregory Lewis
          (615)269-1900